FOR IMMEDIATE RELEASE

Arbitron Details Plan to Increase Sample Size Across All PPM Markets

Columbia, MD; October 02, 2009 – Arbitron Inc. (NYSE: ARB) announced today its implementation strategy to increase sample sizes in its Portable People Meter™ (PPM™) markets. The Company now plans to increase sample targets by ten percent in the important advertising demographic of Persons aged 18-54 by mid-year 2011.

Arbitron has designed these sample improvements to address the needs of broadcasters and advertisers. Using a phased approach, the Company plans to:

•	Increase its overall sample targets for Persons aged 18-54 by eight percent by year-end 2010;

•	Increase its overall sample targets for Persons aged 18-54 by an additional two percent by mid-year 2011, representing an aggregate increase of 10 percent by mid-year 2011;

The Company also plans to maintain a minimum sample target of at least 750 active panel participants aged 6 and older by mid-year 2011 in substantially all PPM markets. Arbitron plans to increase the minimum sample target for Memphis and Providence to 675 by year end 2011.*

Arbitron plans to:

•	Increase its minimum local market sample targets for Persons aged 6+ to 700 active panel participants by year-end 2010, and;

•	Increase the minimum local market sample targets for Persons aged 6+ to 750 active panel participants by mid-year 2011.

* Minimum sample targets for Persons 6+ in Memphis and Providence, will be increased to 630 by year end 2010 and 675 by year end 2011. Clients in these two markets did not elect to take advantage of a previously offered sample increase proposal. Both markets will have options to increase minimum sample targets further.

The total PPM sample across all markets is expected to increase by approximately 10 percent in the aggregate for Persons aged 12+ by mid-year 2011 as a result of this plan.

“Over the past 9 months, Arbitron has made significant advancements to improve sample quality,” said Michael Skarzynski, Chief Executive Officer and President, Arbitron. “As part of our ongoing quality initiatives, we have accelerated the prioritization of increasing our cell-phone-only sample. This new plan to increase sample targets for Persons aged 18-54 complements our recently announced commitment to increasing the number of cell-phone-only households in all PPM markets. We continue to lay the groundwork to help ensure that the radio industry has the state-of-the-art solutions and services that it will need to compete for the long-term.”

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

The PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements

Statements in this release that are not strictly historical, including the statements regarding expectations for 2009 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People MeterTM service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2008 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.